Exhibit 99.1

TapImmune Announces Pricing of $70 Million Private Placement

Financing Led by New Enterprise Associates (NEA)

Financing to Close Concurrently with Close of Merger with Marker Therapeutics

JACKSONVILLE, Florida, June 8, 2018 – TapImmune Inc. (NASDAQ: TPIV), a clinical-stage immuno-oncology company, today announced that it has entered into security purchase agreements with certain institutional and accredited investors in connection with a private placement of its equity securities. The private placement will be led by New Enterprise Associates (NEA) with participation from Aisling Capital and Perceptive Advisors, among other new and existing investors. The private placement is expected to be completed concurrently with the closing of the proposed merger between TapImmune Inc. and Marker Therapeutics, Inc., which was previously announced on May 15, 2018.

Upon closing the private placement, TapImmune will issue 17,500,000 shares of its common stock at a price of $4.00 per share. The aggregate offering size, before deducting the placement agent fees and other offering expenses, is expected to be $70 million. Additionally, TapImmune will issue warrants to purchase 13,125,000 shares of TapImmune common stock at an exercise price of $5.00 per share that will be exercisable for a period of five years from the date of issuance. The closing of the transaction, which is subject to the closing of the merger with Marker, the approval by TapImmune’s stockholders as required by NASDAQ Stock Market Rules, and other customary closing conditions, is anticipated to occur by the end of the third quarter of 2018.

The financing proceeds will be used to advance the combined company’s novel T cell therapy into multiple Phase 2 clinical studies, build-out the combined company’s operational and clinical facilities, and continue all ongoing and planned clinical studies for its novel T cell vaccine candidates. The financing is expected to fund the combined company into the second half of 2021.

Piper Jaffray & Co. served as sole lead placement agent for the private placement and Nomura Securities International, Inc. served as co-placement agent.

This press release is issued pursuant to Rule 135(c) under the Securities Act of 1933, as amended, and does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. TapImmune has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, sold in the private placement. TapImmune has agreed to file the registration statement within 15 days of the closing of the transaction. If any shares are unable to be included on the initial registration statement, TapImmune has agreed to file subsequent registration statements until all the shares have been registered, and the securities purchase agreement imposes certain customary cash penalties on TapImmune for its failure to satisfy specified filing and effectiveness time periods.

About TapImmune Inc.

TapImmune Inc. is a leader in the development of novel immunotherapies for cancer, with multiple Phase 2 and Phase 1b/2 clinical studies currently ongoing for the treatment of ovarian and breast cancer. The Company's peptide or nucleic acid-based immunotherapeutic products comprise multiple naturally processed epitopes (NPEs) that are designed to comprehensively stimulate a patient's killer T cells and helper T cells, and to restore or further augment antigen presentation using proprietary nucleic acid-based expression systems. This unique approach can produce off-the-shelf T cell vaccine candidates that elicit a broad-based T cell response and can be used without respect to HLA type. The Company's technologies may be used as stand-alone medications or in combination with other treatment modalities. TapImmune has announced a proposed merger with Marker Therapeutics, Inc., a privately-held clinical-stage developer of a transformative, non-genetically engineered, multi-antigen T cell therapy platform, which will add a significant portfolio of clinical-stage cell therapies to create a leading immuno-oncology pipeline.

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Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the proposed merger and the company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger and subsequent financing may not be completed which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger and subsequent financing, including the adoption of the merger agreement by the Company’s stockholders, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger and subsequent financing on the Company’s business and the price of its common stock, (iv) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (v) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed merger.  Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Contacts

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (Investors)

(212) 375-2664

jdrumm@tiberend.com

David Schemelia (Media)

(212) 375-2686

dschemelia@tiberend.com

TapImmune Inc.

Aaron Santos

(904) 862-6490

asantos@tapimmune.com